Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-199128 on Form S-4 of our reports dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and subsidiaries, and the effectiveness of Alliance Data Systems Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 30, 2014